Amended and Restated Schedule A

Dated August 21, 2019

to Frost Family of Funds

Distribution Plan

Dated February 25, 2019

Pursuant to Section 1 of the Plan and subject to any limitations imposed by Rule 2830 of the NASD's Conduct Rules, distribution fees for the following Fund(s), and/or classes thereof, shall not exceed the amounts listed below:

Fund	Class of Shares	Fee
Frost Growth Equity Fund	Investor Class Shares	0.25%
Frost Value Equity Fund	Investor Class Shares	0.25%
Frost Mid Cap Equity Fund	Investor Class Shares	0.25%
Frost Total Return Bond Fund	Investor Class Shares	0.25%
Frost Credit Fund	Investor Class Shares	0.25%
	A Class Shares	0.25%
Frost Low Duration Bond Fund	Investor Class Shares	0.25%
	A Class Shares	0.25%
Frost Municipal Bond Fund	Investor Class Shares	0.25%
Frost Global Bond Fund	Investor Class Shares	0.25%
	A Class Shares	0.25%